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Camflo International Inc.

1205-789 West Pender Street.

Vancouver, B.C.

V6C 1H2

PRESS RELEASE

CAMFLO APPOINTS MCMANUS TO BOARD

Vancouver, September 4, 2003 – Camflo International Inc. (TSX-V:CFF) (“the Company”) is pleased to announce the appointment of Mr. J.G. (Jack) McManus to the board of directors of the Company. The Company has accepted the resignation of Mr. Robert Hewitt from the board, effective immediately, in conjunction with this appointment.

Mr. McManus, who resides in Calgary, Alberta, received a Bachelor of Science Degree in Geological Engineering from Michigan Technological University in 1958, and since then has had a lengthy and successful career in the Canadian oil and gas industry. His early career was spent as a consulting geologist involved in wellsite supervision, coordination of wellsite geological services, geological and engineering studies, and management of geological operations. In 1978, Mr. McManus was a co-founder of Zephyr Resources Ltd. and served as President and Chief Executive Officer of Zephyr until its amalgamation with Maynard Energy Inc. in 1983.  From 1984 through 1994, Mr. McManus served as a director and President of Vero Resources Ltd. From 1995 through 2001, Mr. McManus served as President and a director of Tuscany Resources Ltd. All three companies were Alberta based oil and gas companies. Since 2001, he has worked as a private consultant to the oil and gas industry.

The appointment of Mr. McManus to the board of directors represents another positive step in Camflo’s commitment to building a successful oil and gas company.

The board of directors of the Company is now comprised of Thomas A. Doyle – President and Chief Executive Officer, Alan Crawford – Chairman of the board, Jack McManus, and Greg Burnett.

For further information, please contact:

Tom Doyle at 604.685-9181

ON BEHALF OF THE BOARD OF DIRECTORS

“Tom Doyle”

Thomas A. Doyle

President, CEO

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release